Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                              July 27, 2000
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                      CBL & ASSOCIATES PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                       CBL & ASSOCIATES PROPERTIES, INC.
                            Conference Call Outline
                              Second Quarter 2000
                                 July 27, 2000
                                   10:00 a.m.



Good morning, We appreciate your participation in today's call to discuss our results for second quarter 2000. With me today is Stephen Lebovitz, our President. Before we begin, I would like to have Kelly Sargent, our Director of Investor Relations, read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments will be filed as a form 8K later this morning, and will be available upon request, as well as available for replay on the Internet through a link on our website at cblproperties.com.

INCOME STATEMENT REVIEW
-----------------------
Second quarter 2000 results reflect our continued focus on achieving portfolio growth through aggressive leasing resulting in increased occupancy levels, and an ongoing program of developing alternative revenue sources. We have now recorded our eleventh consecutive quarter of double-digit growth in FFO per share.

The 16% increase in FFO per share for the second quarter of 2000 consisted of the following:

1. Improved operations in our portfolio, or internal growth, accounted for 64.7% of this increase. This growth resulted primarily from improved base and percentage rents, higher occupancy levels, increased tenant recoveries and specialty rental income.

2. External growth accounted for 35.3% of the increase, through the opening of one mall, one associated center, one community center, and the acquisition of one mall and one community center, all of which occurred during the last fifteen months.

Other financial highlights were:

1. Income from operations increased 15.8% to $18.2 million in the second quarter, from $15.7 million in the same period a year ago.

2. Same-center NOI increased 6.7% in the quarter over the prior-year period.

3. Our cost recovery ratio increased to 98.2% year to date compared with 93.1% for the same period one year ago. Higher occupancy levels and our capital improvement program have had the greatest impact on the increasing recoveries.

Our FFO calculation remains one of the most conservative in the industry as we exclude outparcel sales from the calculation, due to the significant fluctuations which occur in the normal course of our business. The inclusion of outparcel sales in the second quarter 2000 would have increased FFO by $0.05 per share to $0.92 a share, from the $0.87 reported. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 58.1%. Including outparcel sales, the payout ratio was 54.9%. We expect our payout ratio to continue to trend down through year-end. Also not included in the Company's FFO calculation are gains on the sale of depreciable assets, which was $3.8 million, or $0.10 per share, this quarter.

CAPITAL STRUCTURE
-----------------
The details of our capital structure are listed in our earnings release, so I will highlight a couple of areas. Consistent with our strategy, we protect ourselves against interest rate risks on our variable rate debt. Variable rate debt at the end of the second quarter was $637 million with a weighted average interest rate of 7.25%. Through the execution of swap agreements, we have fixed the interest rates on $443 million of the variable rate debt on operating properties at a weighted average interest rate of 7.1%. An additional $50 million of interest rate caps and a permanent loan commitment of $75 million, leaves only $69 million of variable rate debt exposure, all of which is associated with construction properties.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $253 million of debt maturities in the next two years of which approximately two thirds will be refinance within the next six months. Another measure is our EBITDA coverage ratio, which was 2.64 times interest expense in the quarter compared with 2.61 times interest expense a year ago.

CAPITAL EXPENDITURES
--------------------
During the second quarter, we spent $2.1 million on revenue generating capital expenditures, $1 million on revenue neutral expenditures and had no revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the full year, we expect to spend $12 million on revenue generating, $12.6 million on revenue neutral capital expenditures and $8 million on revenue enhancing.

During 2000 we are continuing our proactive strategy of renovating and updating our properties. The renovations this year include the major renovations and expansions of Asheville Mall and Meridian Mall; as well as five community centers. The Asheville, NC expansion and renovation will be completed this November, and will include 88,000 new square feet of small shop space, a new food court, a parking deck and two department store expansions, totaling 83,000 square feet. We are also renovating and expanding Meridian Mall in Lansing, Michigan. Improvements at Meridian include the addition of a Jacobson's department store, which replaces the Service Merchandise store, and a new food court. Hudson's department store is also expanding by 50,000 square feet, with the first phase of this project scheduled to be completed in the first quarter of next year. These expenditures are representative of our commitment to investing in our properties which in turn should enhance shareholder value.



IMPROVED OPERATIONS - INTERNAL GROWTH
-------------------------------------
Strong internal growth is continuing this year, as evidenced by the higher occupancy, increased mall shop sales and continued increases in new and rollover leasing. For the second quarter, community centers again reported the highest occupancy at 98.2%. We were also pleased with occupancy in the total mall portfolio, which was a combined 91.5% at the end of the second quarter compared to 91.2% one year ago. Excluding Parkway Place, where we are not renewing expiring leases due the current redevelopment, total mall occupancy would have been 92.1%. As a result of our high occupancy level, we feel we have the ability to replace underperforming tenants with those that can generate higher sales and rents.

RETAIL OUTLOOK
--------------
The robust strength displayed by retail last year has somewhat slowed in 2000, and a few retailers are having difficulty. This month, Fredrick's of Hollywood announced filing for Chapter 11-bankruptcy for reorganization. Frederick's was recently purchased by an investment group, Wilshire Partners and presently the new owners of Frederick's do not anticipate a significant amount of store closings. In the CBL portfolio, we have five stores totaling 6,600 square feet and representing one-tenth of 1% of revenue, and we do not anticipate any store closings at this time. This week, Kmart announced a series of strategic actions including the identification of 72 stores that will close. None of the three Kmart locations in our portfolio, has been identified to close.

THE STATE OF TENNESSEE FRANCHISE AND EXCISE TAX LAW
---------------------------------------------------
In June 1999, the state of Tennessee enacted legislation that extended franchise and excise taxes to limited liability entities. We estimated this legislation's impact to our FFO would be approximately $.06 per share. In late June 2000, the Tennessee legislation passed a technical correction act amending this legislation as it pertains to REITs. As a result, we now estimate our annual exposure to be $0.03 per share, for which we have proportionately accrued.

And now I would like to hand the call over to Stephen to discuss leasing, retail sales, developments and acquisitions.

LEASING
-------
Thank you John, and good morning. In the second quarter we leased approximately 306,000 square feet, with average renewal rents for the quarter up 12.5% over the prior rent and percentage rent in the malls, 7.2% in associated centers, and 19.1% in the community centers. Continued strength in renewal leasing is an important component of our internal growth as we re-lease the square footage scheduled to roll over in our properties this year.

RETAIL SALES
------------
Retail sales in our malls as a whole continued to increase in the second quarter albeit at a slower pace than the last few quarters. Sales were up 1.8% on a comparable per square foot basis in the second quarter over the prior-year period and total mall sales volume increased 4.2%. Sales this quarter were certainly not at the level we have come to expect, but we have never viewed this as the primary driver of internal growth. We consider our high occupancy levels as one of the major factors to increasing rents. Our calculation of sales includes all mall stores of less than 30,000 square feet, except theaters. Even though per square foot sales could be increased substantially by reducing this criteria to 10,000 square feet, we prefer to gauge our results from as many tenants as possible. Occupancy costs as a percentage of sales at our malls was 11.9% for the twelve months ending June 30, 2000 compared to 11.8% for the twelve months ending June 30, 1999.

DEVELOPMENTS
------------
We currently have 2.6 million square feet under construction, which includes; The Lakes Mall in Muskegon, MI; two mall expansions, Asheville Mall and Meridian Mall; one associated center, Gunbarrel Pointe in Chattanooga, TN; and three community centers, Chesterfield Crossing in Richmond, VA, Coastal Way Shopping Center in Spring Hill, FL and Creekwood Crossing, in Bradenton, FL; and one community center expansion, Sand Lake Corners in Orlando, FL. These projects represent a total investment of approximately $168.7 million, of which $71 million has been invested through June 30, 2000. Construction loans are closed and or committed for the remaining costs. Also under construction is the redevelopment of Parkway Place in Huntsville, AL, a joint venture with Colonial Properties. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees.
Excluding these fees, the yields would increase by approximately 140 basis points.

Included in our mall development pipeline is The Mall of South Carolina in Myrtle Beach; which is a joint venture with the landowner Burroughs & Chapin. The schedule for this 1.3 million square foot development is being delayed by pending litigation concerning some tax issues with the local school board, which could push this completion to early 2003.

ACQUISITIONS/DISPOSITIONS
-------------------------
During the last twelve months we have sold assets totaling $71 million, including the announcement in the second quarter of the $13.1 million sale of five properties. We are currently pursuing additional dispositions of selected community centers in "one-off' transactions, and will report on those as they occur. We will attempt when possible to structure transactions as a 1031 like kind exchange. These sales will have the temporary effect of reducing FFO until these funds can be redeployed into higher yielding assets. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

Acquisition opportunities remain available; however, we will continue to be selective and opportunistic. We are aware of rumors in the marketplace. Our policy is not to comment on rumors. Should a public announcement and disclosure become necessary, we will of course do so. As we have said in the past, we will not purchase assets merely for "spread investing". Any project we purchase must have a value-added component.

E-TAILING
---------
This year we have seen the buzz of e-tailing subside. Last week, one of the world's best known web sites, CDNOW, was sold for just $3 per share, representing only half of CDNOW's projected revenues for the current year and an 80% discount from their February 1998 IPO. CDNOW has always been in the top
10 of e-tailing sites, but without this new cash injection, they would have been out of capital by September.

The future of e-tailing lies in combining bricks and clicks, such as the GAP incorporating internet lounges into their stores. At CBL our e-commerce strategy revolves around utilizing the internet to enhance sales at the mall and provide greater convenience for our customers. We continually upgrade our mall web pages to provide additional functions for the shopper. We are also finalizing a portfolio wide internet kiosk agreement. These internet kiosks will allow shoppers access to the internet at the malls and create additional revenue.

In addition, we continue to investigate various opportunities for wiring our malls for high-speed connectivity thus creating additional revenue generating opportunities.

OUTLOOK
-------

Thank you Stephen.

Our outlook is both cautious but positive for our industry.

X We see a trending down in sales by certain retailers, though demand for retail space in our markets is strong.
X We continue to have confidence in the economic viability of the middle markets that we serve even in light of the expected soft landing in our economy.
X We expect growth from our existing portfolio to continue to be a large contributor to our FFO as it has been for the past three quarters.

That concludes our conference call. We will be glad to answer questions.



                   Renewal Leasing for the Second Quarter 2000

                           Prior PSF
                       Rent & Percentage        New PSF             New PSF               % Change            %Change
                             Rent               Rent-Initial          Rent-Avg.            Initial             Average

Malls                       $21.48               $23.41               $24.16                9.0                12.5

Associated Centers           11.72                12.57               12.57                 7.2                 7.2

Community Centers            10.63                12.22               12.65                15.0                19.1



        Total Leasing Compared to Tenants Vacating for Second  Quarter 2000

                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Malls                    172,903         $28.18          72,771        $23.03

Associated Centers         9,494           12.57              0          0.00

Community Centers        101,064           12.65          44,231         12.57


                                Restated FFO - eliminate the add back of written off development costs
                                        (In thousands, except per share amounts)

                                          First          Second          Third        Fourth          Year
                                         Quarter        Quarter         Quarter      Quarter         Ended
Reported
----------
FFO                                      $27,310         $27,604        $31,065        $31,968       $117,947

FFO per Diluted Share                       0.74            0.75           0.84           0.87           3.21

Restated
----------
FFO                                      26,568          27,458          30,983         31,264        116,273

FFO Per Diluted Share                      0.72            0.75            0.84           0.85           3.16

Write off of development costs no
longer added back                           742             146              82            704          1,674

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   July 27, 2000